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                                 EXHIBIT 10.P


                             EMPLOYMENT AGREEMENT

    EMPLOYMENT AGREEMENT, dated as of August 1, 1995, between Louisiana-Pacific Corporation, a Delaware corporation ("Employer") and Stephen Grant ("Employee").

                              W I T N E S E T H:

    WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the agreements herein contained, Employer and Employee hereby agree as follows:

    1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby agrees to serve, as Senior Vice President - Compliance of Employer, for the term hereinafter set forth.

    2. TERM. Employee shall be employed by and shall serve as Senior Vice President - Compliance for the period commencing August 1, 1995 and ending on January 31, 1996 (the "Term of Employment"). The Term of Employment shall thereafter be automatically extended to the earlier of the date a permanent chief executive officer of Employer either (a) no longer requires Employee's services, or (b) establishes a permanent position for Employee which is acceptable to Employee.

    3. SALARY. As compensation for Employee's services hereunder, during the Term of Employment Employer shall pay Employee an annual base salary of $375,000, payable pursuant to Employer's regular payroll practices. Should the Term of Employment last less than six months, Employer shall pay Employee a single sum equal to $187,500, less the aggregate of all base salary payments made to Employee hereunder, no later than ten days after the end of the Term of Employment.

    4. PHANTOM STOCK DEFERRED PAYMENT BENEFIT. Employee shall be entitled to receive phantom stock payments as follows:

          (a) Employer shall pay Employee the "appreciation" (as defined below) on 15,000 phantom shares of common stock of Louisiana-Pacific Corporation ("L-P common stock"), on the earlier of August 1, 1996, or the day after Employee ceases to be Senior Vice President - Compliance of Employer.

          (b) Employer shall pay Employee the "appreciation" on 15,000 phantom shares of L-P common stock on August 1, 1997.

    The "appreciation" in value of a phantom share shall be equal to the excess, if any, of (i) the mean of the closing price per share for L-P common stock on the New York Stock Exchange for the 20 trading days ending on the day before the date of payment, over (ii) $24.625, the closing price for a share of L-P common stock on July 31, 1995. In the event the amount in clause (i) is equal to or less than the amount in clause (ii), no payment shall be made.

    The number of shares for which phantom stock payments are made and the formula for determining "appreciation" shall be appropriately adjusted to reflect any stock dividend, stock split, recapitalization, etc.

    In the event L-P common stock shall be converted into cash or other securities by reason of a merger or other transaction or in the event there is any extraordinary distribution of cash or securities in respect of L-P common stock, then there shall be substituted for the amount referred to in clause (i) above (in the case of any such conversion or any extraordinary distribution following which L-P common stock does not remain outstanding in the hands of its then existing stockholders) or there shall be added to the amount in clause (i) (in the event of any extraordinary distribution following which L-P common stock remains outstanding in the hands of its then existing stockholders) the value of the cash or securities received by L-P stockholders in respect of one share of L-P common stock on the date so received, plus interest on such amount at the prime rate from the date so received until the date on which payment of appreciation is to be made.

    5. EMPLOYEE BENEFITS. During the Term of Employment, Employee shall be entitled to coverage under Employer's customary employee benefits package applicable to individuals who are executive officers of Employer; provided, however, that key employee whole life insurance (Crown Life Insurance) shall not be included.

    6. VACATION. During the Term of Employment, Employee shall be entitled to four weeks' paid vacation during Employer's May 1 through April 30 vacation year (or a pro rata portion thereof if the Term of Employment is less than 12 months), pursuant to the terms of Employer's applicable vacation pay policies.

    7. HOUSING ALLOWANCE. During the Term of Employment, Employer shall provide Employee with a monthly $2,500 housing allowance and Employer shall be responsible for the cost of all related required deposits.

    8. AUTOMOBILE. Employer shall, at Employer's option, lease or purchase an automobile for Employee's use, pursuant to Employer's applicable automobile policies, during the Term of Employment. Employer shall be responsible for all operating costs and expenses associated with maintaining said automobile during the Term of Employment.

    9. REIMBURSEMENT OF EXPENSES. Employee shall be entitled to be reimbursed for travel and other expenses incurred by Employee during the Term of Employment in connection with Employee's services rendered pursuant to this Agreement.

    10. APPLICABLE LAW. Any dispute arising under this Agreement shall be governed by the laws of the State of Oregon.

    IN WITNESS WHEREOF, Employer and Employee have caused this Agreement to be executed and entered into as of the date first set forth above.


                                        LOUISIANA-PACIFIC CORPORATION
                                        ("EMPLOYER")


                                        By    /s/ WILLIAM L. HEBERT
                                              Treasurer and
                                              Chief Financial Officer



                                        STEPHEN GRANT
                                        ("EMPLOYEE")


                                              /s/ STEPHEN GRANT